EXHIBIT 10.1



                               Terminal Agreement

         This terminal agreement, being made effective the 16th day of August, 2004 by and between Express Freight Systems, Inc., a Tennessee corporation or its assigns with its main headquarters located at #3 Crafton Square, Crafton, PA 15205, a common and contract Carrier of general commodities operating by the authority of the Federal Highway Administration (FHA) and applicable Public Utility Commission(s) hereinafter referred to as " Carrier" and Express Freight, Inc. hereafter referred to as " Agent " .

                                   I. Premises

         Witnesseth: Whereas Carrier agrees to hire Agent as their representative at his principal office located at 329 Wauhatchie Pike Chattanooga, TN 37401, to be identified as TERMINAL NUMBER 1, or whatever terminal designation at a later date and to solicit commodities Carrier is authorized to haul interstate by the authority of the FHA and intrastate by the authority of the applicable Public Utility Commission and to direct the transportation of shipments on a commission basis on behalf of Carrier to points and places Carrier is authorized to serve by the FHA or applicable Public Utility Commission.

         Whereas, Agent agrees to represent Carrier as Terminal Manager and to solicit commodities Carrier is authorized to haul by authority of the FHA or applicable Public Utility Commission on behalf of Carrier as set forth above for the consideration here-in-after stated.

         Now, it is therefore mutually agreed between the parties hereto as follows:

                            II. Terms and Conditions

A.       Responsibility of Carrier

         (1) Carrier agrees to assign a series of freight bills / delivery receipt forms to be used on all outbound shipments billed by Carrier. Carrier also agrees to provide all necessary legal documentation and paperwork required to properly represent Carrier on interstate and intrastate shipments, including but not limited to: certificates of insurance, copies of all operating authorities, equipment trip leases, driver and vehicle applications, maintenance reports, and a copy of carrier's applicable rate schedules or tariff .

         (2) Carrier agrees to pay commissions on line hauls, excluding accessorial charges.

         (3) Carrier agrees to present to Agent a weekly summary of account standings and a weekly report itemizing all shipments received for that process week in addition to an account of commissions due. (Commission reports will be provided weekly, with a one-week delay for processing time allowance.)

         (4) Rate of commission to Agent will be as follows:

                  (a) 85% of invoice amount on shipments that are secured,

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processed and supervised under the direction of Agent, less the related expenses paid including the compensation to a permanently leased truck or trip-leased truck. The intent is that any or all expenses are not to exceed 85% of the total revenue invoiced.

                  (b) 3% of invoice amount on shipments designated Agent Accounts that are processed and supervised under the direction of Agent, but moved by a permanently leased truck of another terminal or related XRG company, but not to exceed 85% of revenue in total expenses including truck pay.

                  (c) 82% of invoice amount less related costs to move the load, on shipments that are not secured by Agent and are not otherwise processed or supervised by Agent, but moved by a permanently leased truck or trip-leased truck of Agent, or 50% of the commission paid to all Agents involved in a shipment that is moved by brokering to another motor carrier.

                  (d) 50% of the difference between Gross freight revenue less purchased transportation for loads brokered to other carriers.

NOTE: Revenue collected by Carrier for driver assistance in loading or unloading; fuel surcharges; truck ordered not used, detention of drivers and/or vehicle storage, and special hauling permits will not be included in the invoice amounts for Agent commissions if paid entirely to the truck or trucking company. These amounts are paid when collected by EFS.

         (5) Carrier will not be responsible for any expenses incurred for the operation of the agent's terminal; i.e. telephone, rents, utilities, taxes, employee expenses, or any other expenses incidental to the operation of the agent's terminal.

B.       Responsibility of Agent

         (1) Agent agrees to submit to corporate office all legal documentation and properly prepared paperwork pertaining to each shipment as required by all regulatory commissions including but not limited to the Federal Highway Administration, U.S. Department of Transportation and will assure Carrier that all drivers whose services are enlisted by Agent are in compliance with all Federal Motor Carrier Safety Regulations as set forth in title 49 code of Federal Regulations, Parts 40, 325, 382, 383, 385, 386, 387, 390-397, and 399.
(Carrier has provided Copy of which to Agent.) Agent also agrees to submit all documentation necessary for Carrier to secure payment from shippers on a timely basis. Agent agrees to report daily activity concerning dispatch and checks issued for payments authorized by Agent. Agents found to be in violation of any part of this provision will be responsible for all costs and or fines incurred upon Carrier by any regulatory commission. Non-compliance with this provision shall result in an assessment of $200.00 per occurrence toward Agent.

         (2) Agent agrees and understands that terminal checks, if available, are to be used exclusively in payment of transportation services.

         (3) Agent agrees to be responsible as follows for all freight charges for customers that have been secured by Agent that are not collected within 90 days: There would be recourse of the commission paid only on Carrier credit-insured customers. A list will be available each day on the system. Non-approved customers could be hauled with full recourse (entire invoice amount), but only to agreed upon limits. Loads moved prior to credit approval would be at full risk to the Agency, regardless or subsequent credit approval. Credit approval will not be reasonably withheld. "Cut" freight bills, (paid less

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than invoice amount) are the responsibility of Agent in the week the short payment has been received. Duplicate invoices, and invoices without original Bills of Lading and Proof of Delivery would be subject to full recourse to the Agent if unpaid within 90 days.

         Credit insurance will be made available for all credit worthy accounts, after approved by carrier, at a cost of .0025 to 1% of the invoice amount, or as determined by carrier and accepted by Agent on an account-by-account basis. This credit insurance reduces agents liability to the related commission paid to Agent only.

         (4) Agent agrees to be responsible for all freight charges from customers that are listed on carriers "No Load" list. This list will include customers that have a history of either slow or bad payment schedules. No commissions will be paid until payment is received by carrier for the shipment.

         (5) Agent agrees to allow Carrier to conduct reasonable credit investigation on customers secured by Agent prior to performing any transportation services, and to abide by credit terms, or to be at risk for receivables. Credit insurance will be available to Agent at a cost to be agreed to by the parties. If an account is credit approved, Agent is liable for commission earned on open invoices only.

         (6) Agent agrees to be responsible for all monies on company checks that are stolen or lost and cashed before notifying Carrier of loss of checks. Agent also agrees and understands that he/she is responsible for all checks cashed by fraudulent, deceptive misrepresentation of company business.

         (7) Agent agrees to be responsible for all monies paid out that result in overpayment to Owner / Operator contractors under the direction of Agent.

         (8) Agent agrees to be responsible for all overcharge claims that are a result of incorrect freight rates or billing errors of the agent.

         (9) Agent agrees to be responsible for insurance deductible on cargo losses that cannot be recuperated from their Owner / operators, if Agent settles the operators for loads that have a pending claim.

         (10) Agent agrees to be responsible for the protection of freight bills, Company checks, permits, stickers, fuel decals and any other company documents in their possession.

         (11) Agent has no authority to speak on behalf of the Carrier to any outside media or to any regulatory agency of a State, Federal Government, to legal counsel, or any other professional or consulting service. Agent has no authority to represent Carrier or enter into any contractual agreements or legal proceedings without prior written consent from the President of the Carrier.

C.       Indemnification

         (1) Agent shall indemnify and save harmless Carrier from any and all claims, loss or damage of any kind whatsoever, including direct, indirect, incidental or consequential damages, along with costs including reasonable attorney's fees connected therewith, brought by any person or persons arising

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out of, directly or indirectly, agent's negligent or unlawful transportation of property or for any other negligent or unlawful performance in connection with this agreement.

D.       Default

         In the event that either party shall fail to perform any covenant or condition required under this agreement to be performed by that party, and such default in performance shall have continued for a period of thirty (30) consecutive days after notice thereof given by the non-defaulting party, then the non-defaulting party may declare the other party in default. Upon declaration of default, the non-defaulting party may elect to treat this agreement as immediately terminated. Conditions of Default are attached hereto as Addendum A.

E.       Term

         This agreement shall ongoing unless a condition of default as described in Addendum A occurs and is not cured within the period agreed to in Addendum A. If the agent terminates this Agreement or violates the default provisions, it will cause the carrier irreparable and incalculable harm. As such, the parties agree that if a default occurs on the part of the Agent that is not cured, or if the Agent terminates this agreement, the damages to XRG will be $2 million if occurring in the first year, and $400,000 less each year thereafter. Further, the agent and principals John Limerick Sr; John Limerick Jr., Matt Limerick, and Mark Limerick, will be personally, jointly and severally, liable.


F.       Exclusivity

         During the term of the Agreement Agent will exclusively represent only EFS or XRG, Inc. owned companies. Any violation of this exclusivity clause will represent a default, subject to the damages described in E. Terms.

G.       Modifications and Effectiveness

         It is agreed that there are no oral representations, agreements or understandings affecting this agreement and that any future representations, agreements, understandings or waivers to be binding upon the parties hereto, must be reduced to writing by way of either addendum to or revisions thereof to the original agreement.

         Either party's failure strictly to enforce any provision of this agreement shall not be construed as a waiver thereof excusing the other party from performance.


F.       Assignment

         It is agreed that the Carrier may at any time without the consent of the Agent, assign this Agency Agreement to any operating subsidiary of the parent company of Express Freight Systems, Inc. XRG, Inc., or any designate of XRG, Inc.


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                                 III. Execution

         IN WITNESS WHEREOF, Carrier and Agent, intending to be legally bound, do hereby sign this agreement on the above date first written which shall be the effective date.

Agent:                                           Carrier:

Express Freight, Inc.                            Express Freight Systems, Inc.

/s/ John A Limerick
--------------------------
John A. Limerick

/s/ Matt Limerick                                /s/ Kevin Brennan
--------------------------                       --------------------------
Matt Limerick                                    Kevin Brennan

/s/ Mark Limerick
--------------------------
Mark Limerick


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EFS
Merger Agreement Addendum A
Bullet points

1.     Terminate all employment agreements
2. Terminate Master Equipment Lease Agreement with provision that all trailers to be made available as normal course of business for the movement of EFS freight.
3.     Terminate facility lease agreement.
4. Assume over draft liabilities for both previous EFS accounts (Gateway Bank, and AmSouth Bank)
5.     Assume bank loans both Gateway & AmSouth.
6. Retain $2 million paid @close, and forgive funds advanced by the Limericks.
7. Limericks Retain 3.75 million shares of XRG common stock, forfeit remainder of shares issued to the Limericks.
8. Limericks to resign all officer & director positions with Express Freight Systems, Inc.
9.     Terminate $1 million deferred payment.
10. Assume all payables and accruals still outstanding with an invoice or accrual date older than March 1, 2004.
11. Be responsible for all bad debt and other adjustments by Corporate Billing to the reserve attributable to receivables outstanding @ 4/21/04 Best efforts other than duplicates or invoices without P.O.D.
12.    Mutual releases signed.
13. Conditions of Default by XRG that would terminate Agency Agreement without penalty to Limericks (lack of ComData funding, failure to settle Agency payments timely and in full) failure to settle drivers payments timely and in full.
14.    Ancillary insurance benefits related to Physical damage coverages.
15.    ComData user "net" fees unless service providers are switched.
16. Front necessary expenses related to regulatory compliance to be deducted from contractors.
17. Liability and Cargo Insurance in full force and effect.
18.    XRG to pay all brokerage invoices within 30 days of invoice.
19. Tag program: XRG to fund owner operators up front and deduct over a 12 week period deductions to existing o/o to be deducted over a 12 week period prior to Tag renewal.
20.    Agreement subject to mutual release of both parties.
21. Escrow account set up will be released 4/24/2005 back to Limericks whatever is left.
22.    Limericks can go into the boat hauling business.

   EXPRESS FREIGHT SYSTEMS                           XRG, INC.

   /s/ Matt Limerick                                 /s/ Kevin Brennan
   --------------------------                        --------------------------
   Matt Limerick                                     Kevin Brennan

   /s/ John A Limerick
   --------------------------
   John A. Limerick

   /s/ John Limerick, Jr.
   --------------------------
   John Limerick, Jr.

   /s/ Mark Limerick
   --------------------------
   Mark Limerick